NEWS                                RE:
BULLETIN                                 Standard Financial, Inc.
                                         800 Burr Ridge Parkway
From:                                    Burr Ridge, IL 60521
                                         NASDAQ: STND
FRB
- ------------------------------------------------------------------------------
The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

  At Standard Financial:        At The Financial Relations Board:
  Thomas Ryan                   General Inquires     Analyst Inquiries
  Executive VP/CFO/COO          Bill Murphy          Brendan Fitzpatrick
  (708) 986-7833                (312) 266-7800       (312) 266-7800


FOR IMMEDIATE RELEASE



                      STANDARD FINANCIAL TO REPURCHASE UP TO
                       TEN PERCENT OF ITS SHARES OUTSTANDING

Chicago,IL, July 29, 1996 -- Standard Financial, Inc. (NASDAQ:STND), the holding company for Standard Federal Bank for savings of Chicago, today announced that its Board of Directors has authorized the purchase of up to 10 percent of its outstanding common stock. The company has approximately 16,345,876 shares of common stock outstanding as of June 30, 1996.

    The company said the purchase will be made from time to time at the prevailing market price, through January 24, 1997, depending upon prices and market conditions. The purchased stock will be used to fulfill the companys obligation under a variety of its benefit plans and for general corporate purposes.

    Headquartered in Chicago, Standard Financial, Inc. is a community-oriented institution offering a variety of retail financial services to meet the needs of the communities it serves. The bank operates 14 full-service offices on the southwest side of Chicago and in the nearby western and southwestern suburbs.


              For more information on Standard Financial, Inc.
                   via facsimile at no additional cost,
                      simply dial 1-800-PRO-INFO and
                    select Company Code number 186 or
                           ticker symbol STND.